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Opinion regarding Legality and Consent (Exhibit 5)

                                  Exhibit 5

                           CNA INSURANCE COMPANIES
                                  CNA PLAZA
                           CHICAGO, ILLINOIS 60685


April 11, 1997


Board of Directors
Valley Forge Life Insurance Company
CNA Plaza, 43S
Chicago, IL 60685

Gentlemen:

I have acted as counsel to Valley Forge Life Insurance Company (the "Company"), a Pennsylvania insurance company, Valley Forge Life Insurance Company MVA Guaranteed Interest Separate Account (the "MVA Account") and the Valley Forge Life Insurance Company Indexed Separate Account (the "Index Account") in connection with the registration under the Securities Act of 1933 (File No. 333-2093) of an Individual Modified Guaranteed Annuity Contract, and a Group Modified Guaranteed Annuity Contract and Individual Certificates thereunder (the "Contracts").

In rendering this opinion, I have assumed the genuineness of all signatures of all documents I have examined, the authority of such signatories to execute the same, the truthfulness and accuracy of representations made to me, the authenticity of all original documents of which copies were furnished to me, and the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies. I have made such examinations of law and documents as are in my judgment necessary or appropriate.

Based upon the foregoing, I am of the opinion that:

1. The Company was organized in accordance with the laws of the Commonwealth of Pennsylvania and is a duly authorized stock life insurance company under the laws of Pennsylvania and the laws of those states in which the Company is admitted to do business;

2. The MVA Account and the Index Account have been duly created and are validly existing as separate accounts pursuant to Section 40-37-109 of the Pennsylvania Unconsolidated Statutes;

3. The Company is authorized to issue the Contracts in those states in which it is admitted and upon compliance with applicable local law;

4. The Contracts, when issued in accordance with the prospectus contained in the aforesaid registration statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1, the aforesaid registration statement and to the reference to me under the caption "Legal Matters" in the prospectus contained in said registration statement and amendment thereto.

Sincerely,
s/LYNNE GUGENHEIM

Lynne Gugenheim
Vice President and
Associate General Counsel